Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Purple Biotech Ltd.

We consent to the use of our report dated March 2, 2023, with respect to the consolidated financial statements of Purple Biotech Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Somekh Chaikin
Somekh Chaikin
Member Firm of KPMG International

Tel Aviv, Israel

March 22, 2023